Exhibit 10.2

Execution Version

[__________], 2024

VIA EMAIL

[Name]

[Address]

[Address]

Dear [Name],

As you know, Matterport, Inc., a Delaware corporation (“Matterport”) intends to enter into an agreement and plan of merger (the “Merger Agreement”) with CoStar Group, Inc., a Delaware corporation (“CoStar”) and certain other parties thereto pursuant to which, among other things, Matterport or its successor would become a wholly-owned subsidiary of CoStar (the “Transaction”). This letter agreement (the “Agreement”) is being entered into as a condition to, and in consideration of, CoStar’s willingness to enter into the Merger Agreement and consummate the transactions contemplated therein, and for other good and valuable consideration, which is hereby acknowledged.

You hereby acknowledge and agree that the consummation of the transactions contemplated by the Merger Agreement and/or any change in your title, reporting relationship or the nature or scope of your authority, stature, duties or responsibilities, in any case, that occurs in connection with the consummation of the transactions contemplated by the Merger Agreement solely as a result of Matterport no longer being a standalone public company and the introduction of dual reporting into CoStar functional team leaders, will not constitute “Good Reason” (or term of similar meaning) under the terms of, and/or for purposes of, the Matterport, Inc. Executive Severance Plan (the "Severance Plan") and corresponding Participation Notice, any equity compensation arrangements or award agreements or any other severance or termination arrangement. For the avoidance of doubt, the occurrence of any of the following conditions following the closing of the Transaction shall continue to be eligible to constitute “Good Reason” under the terms of, and/or for purposes of, the Severance Plan:

(a)	except as otherwise provided in this Agreement, a material adverse change in your authority, duties or responsibilities to Matterport and its Subsidiaries, provided that neither a mere change in title alone nor reassignment following a Change in Control (as defined in the Severance Plan) to a position that is substantially similar to your prior position (whether with Matterport, a successor or a division or unit thereof created out of Matterport or its assets) shall constitute a material adverse change hereunder, provided further that a mere change in reporting relationship alone shall not constitute a material adverse change hereunder;

(b)	a requirement that you relocate your principal place of work (including an approved home or other remote work location) to a location that is more than fifty (50) miles from your then-current principal place of work (other than a relocation that decreases your one-way commute); or

(c)	a material reduction in your then-current annual base salary or Target Bonus (as defined in the Severance Plan), unless such reduction is part of a generalized salary or Target Bonus reduction affecting similarly situated Participants (as defined in the Severance Plan).

You hereby acknowledge and agree that, as consideration for this Agreement, the “CIC Protection Period,” as defined in Section 1.5 of the Severance Plan, shall mean the period beginning three (3) months prior to (and including) the date on which the Transaction is consummated and ending on (and including) the second anniversary of the consummation of the Transaction.

This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes in their entirety all prior written or oral agreements or undertakings regarding such matters. This Agreement will be governed and construed in accordance with the laws of the state of Delaware, disregarding choice of law principles that would require the application of the laws of any other jurisdiction. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement (provided that a facsimile or .pdf signature will be binding with the same force and effect as if the signature were an original).

Respectfully,

Matterport, Inc.	Acceptance:

Name:	[Name]
Title: